Exhibit 99.1

Fourth Amendment to Second Amended and Restated Share Repurchase Program

This fourth amendment (this “Amendment”) amends the Second Amended and Restated Share Repurchase Program of Healthcare Trust, Inc. (the “Company”) adopted effective as of July 14, 2017 (as previously amended as of January 30, 2019, March 28, 2019 and July 24, 2019, the “SRP”). Except as amended by this Amendment, the terms of the SRP will continue to apply.

1.	Section 1.e. of the SRP is replaced in its entirety with the following:

Subject to Section 2 and Section 3, the Company will pay repurchase proceeds, less any applicable tax or other withholding required by law, on or before the 31st day following the end of each six-month period commencing on January 1 and July 1 of each fiscal year (each such period, a “Fiscal Semi-Annual Period”) during which the repurchase request was made; provided, however, that (i) the period commencing March 13, 2018 up to and including December 31, 2018 is a “Fiscal Semi-Annual Period” referred to herein, (ii) solely with respect to the Fiscal Semi-Annual Period set forth in the foregoing clause (i), the Company will pay repurchase proceeds (if any), less any applicable tax or other withholding required by law, on or before April 30, 2019, and (iii) solely with respect to the “Fiscal Semi-Annual Period” commencing January 1, 2019 up to and including June 30, 2019, the Company will pay repurchase proceeds (if any), less any applicable tax or other withholding required by law, on or before October 31, 2019.